Exhibit 99.1

NEWS RELEASE

Contacts:

Ray Leonard
President and Chief Executive Officer
713-353-9445

Jack Lascar
Dennard-Lascar Associates
713-529-6600

Hyperdynamics Announces $680,000 in Gross Proceeds

from Convertible Preferred Stock Offering

HOUSTON, March 21, 2017 — Hyperdynamics Corporation (OTCQX: HDYN) (“Hyperdynamics” or the “Company”), announced today the closing of a private placement offering (the “Offering”) in which it sold 680 units of securities for aggregate proceeds of $680,000, before deducting placement agent fees and expenses. Each Unit consists of one share of the Company’s Series A Convertible Preferred Stock with a Stated Value of $1,040 per share, and a two-year warrant representing the right to purchase 223 shares of the Company’s common stock at an exercise price of $3.50 per share. The units were offered at a price of $1,000 per Unit.

Hyperdynamics CEO, Ray Leonard, commented, “I would like to thank all investors who participated in the Offering. This capital will be used to fund various activities related to the preparation for the drilling of the Fatala well. We believe this new capital raise will provide confidence to our business partners and the Guinea Government in Hyperdynamics’s commitment to the project objectives.”

Katalyst Securities acted as placement agent for the Offering, on a reasonable best efforts basis.

Summary of Key Terms

•                  Investors in the Offering will have an option to purchase their pro rata share of up to an aggregate of $3,000,000 in additional Units following the effective date of the registration statement referred to below.

•                  Cumulative dividends are payable on the Stated Value of the Series A Preferred Stock at the rate of 1% per annum, payable in our Common Stock upon conversion or in cash in the case of a redemption.

•                  Shares of Series A Preferred Stock are redeemable, in whole or in part, at the option of the Company, in cash, at a price per share equal to 115% of the Stated Value plus 115% of accrued but unpaid dividends.

•                  In the event of any liquidation, dissolution or winding up, holders of Series A Preferred Stock will be entitled to receive an amount equal to 115% of the Stated Value plus any accrued but unpaid dividends.

•                  The Company has agreed to file a registration statement with the Securities and Exchange Commission for purposes of registering the resale by the investors of the shares of Common Stock resulting from the conversion of the Series A Preferred Stock and the exercise of the warrants.

•                  The Series A Preferred Stock is convertible in whole or in part, into shares of our Common Stock at any time after the earlier of (i) the date such registration statement is declared effective or (ii) six months after the closing date.  If no conversion has taken place within 9 months of the closing date, the Series A Preferred Stock, plus any accrued but unpaid dividends, will automatically convert into shares of Common Stock.  The conversion price is the lesser of (i) $2.75 per share; or (ii) 80% of the lowest closing price during 21 consecutive trading days ending on the trading day immediately prior to the conversion date, subject to a floor of $0.25 per share, subject to adjustment in certain circumstances.

•                  Except in certain limited circumstances affecting the rights of the holders of Series A Preferred Stock or as required by law, holders of the Series A Preferred Stock will not have voting rights.

•                  The Company has agreed that until the date that is 12 months following the closing date, it will not create or allow to be created any security interest, lien, charge or other encumbrance on any of its or any of its subsidiaries’ rights under or interests in the Hydrocarbon Production Sharing Contract between SCS Corporation Ltd. and the Republic of Guinea, that secures the repayment of indebtedness of the Company or any of its subsidiaries for money borrowed.

The offer and sale of the foregoing securities was made in a transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended (the Securities Act), or applicable state securities laws. The Offering was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D thereunder. The Units were sold to “accredited investors,” as defined in Regulation D.  Accordingly, the securities may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” “will,” “would” or the negative of these terms or other comparable terminology.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated, including, without limitation, our ability to raise additional funding as required to execute our exploration and development program, our dependence on a single exploration asset, our lack proved reserves, our lack of operating revenue, dependence on joint development partners, the high operating risks of developing oil and gas resources, weather conditions and natural disasters, political conditions in the regions in which we operate or propose to operate, fluctuations in prices of oil and natural gas, the threat of terrorism, and general economic conditions.  These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should the carefully review the risk factor disclosure and other information, including the Company’s financial statements and the notes thereto, set forth in the reports and other documents the Company files with the SEC available at www.sec.gov.

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